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                                                           EXHIBIT 5


                        [LETTERHEAD OF SULLIVAN & CROMWELL]




                                                     October 16, 1997


Cablevision Systems Corporation
  One Media Crossways
     Woodbury, New York 11797

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $400,000,000 principal amount of 8 1/8% Series B Senior Debentures due 2009 (the "Securities") of Cablevision Systems Corporation, a Delaware corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Securities have been duly executed and authenticated in accordance with the Indenture relating to the Securities and issued and delivered as contemplated in the Registration Statement, the

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Cablevision Systems Corporation                                      -2-

Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading
"Validity of New Debentures" in the Prospectus. In giving such consent, we

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Cablevision Systems Corporation                                        -3-

do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours,


                                                 SULLIVAN & CROMWELL